Exhibit (13)
                          LETTER OF INVESTMENT INTENT

                                November 9, 1995

First American Investment Funds, Inc.
680 East Swedesford Road
Wayne, Pennsylvania 19087

Ladies and Gentlemen:

                In connection with the purchase by SEI Financial Management Corporation (the "Purchaser") of 10 shares of Class A, 10 shares of Class B, and 10 shares of Class C Common Stock of the Health Sciences Fund portfolio of First American Investment Funds, Inc. (the "Stock"), the Purchaser hereby represents that it is acquiring the Stock for investment purposes with no present intention of selling or otherwise disposing of or transferring it or any interest in it. The Purchaser hereby further agrees that any transfer of any of the Stock or any interest in it shall be subject to the following conditions:

        1. The Purchaser shall furnish to you, prior to the time of transfer, a written description of the proposed transfer specifying its nature and giving the name of the proposed transferee, in form and substance reasonably satisfactory to you and your counsel.

        2. You shall have obtained from your counsel a written opinion stating whether in the opinion of such counsel the proposed transfer may be effected without registration or qualification under the Securities Act of 1933 and applicable state securities laws. If such opinion states that such transfer may be so effected, the Purchaser shall then be entitled to transfer the Stock in accordance with the terms specified in its description of the transaction to you. If such opinion states that the proposed transfer may not be so effected, the Purchaser will not be entitled to transfer the Stock unless the Stock is so registered or qualified.

        3. The Purchaser further agrees that all certificates representing the Stock shall be endorsed with the following legend:

                    "The  shares  represented  by  this  certificate  may not be transferred without (i) the opinion of counsel satisfactory to First American Investment Funds, Inc. that the transfer may lawfully be made without registration or qualification under the Federal Securities Act of 1933 and applicable state securities laws; or (ii) such registration or qualification."

                The Purchaser hereby authorizes you to take such other action as you shall reasonably deem appropriate to prevent any violation of the Securities Act of 1933 in connection with the transfer of the Stock, including the imposition of a requirement that any transferee of the Stock sign a letter agreement similar to this one.

                                Very truly yours,

                                SEI FINANCIAL MANAGEMENT CORPORATION


                                By:     /s/ Kathryn L. Stanton

                                       Its: Vice President